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                                                                    EXHIBIT 99.4


                          IMAGE PROCESSING SYSTEMS INC.

                          AMENDED SHARE INCENTIVE PLAN
                           SEPTEMBER 15, 2000 RECITALS

1. On September 20, 1995, the shareholders of the Corporation adopted the Corporation's share incentive plan (the "PLAN") and subsequently amended the Plan on September 24, 1996.

2. On September 23, 1997, the shareholders of the Corporation approved an amendment to the Plan to increase the maximum number of shares issuable under the Plan to 3,740,000 common shares of the Corporation. Of such reserved common shares, 250,000 were reserved under the Purchase Plan, 3,390,000 were reserved under the Option Plan and 100,000 were reserved under the Share Bonus Plan.

3. On December 18, 1998, the Compensation Committee of the Corporation approved the amendment of certain provisions of the Plan for the purposes of permitting greater accessibility to, and greater flexibility of participation in, the Plan by Participants and to reallocate 41,522 shares from the Share Bonus Plan to the Share Purchase Plan.

4. On September 16, 1999 the shareholders of the Corporation approved an amendment to the Plan to increase the maximum number of shares issuable under the Plan to 4,000,000 common shares of the Corporation. Of such reserve shares, 510,000 were reserved under the Purchase Plan, 3,390,000 were reserved under the Option Plan and 100,000 were reserved under the Bonus Plan.

5. On September 14, 2000 the shareholders of the Corporation approved an amendment to the Plan to increase the maximum number of shares issuable under the Plan to 10,849 under the Share Bonus Plan; 750,000 under the Share Purchase Plan; and, 4,219,000 under the Share Option Plan, for a total of 4,979,849 common shares of the Corporation.

                                  ARTICLE ONE
                         DEFINITIONS AND INTERPRETATION

Section 1.01   DEFINITIONS

               For purposes of the Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

          (a) "ACT" means the BUSINESS CORPORATIONS ACT (Ontario) or its successor, as amended from time to time;

          (b) "AGGREGATE CONTRIBUTION" means the aggregate of a Participant's Contribution and the related Corporation's Contribution;

          (c) "BASIC ANNUAL SALARY" means the basic annual remuneration of a Participant from the Corporation and its Designated Affiliates exclusive of any overtime pay, commissions, bonuses or allowances of any kind whatsoever;

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                                       2.

          (d) "COMMITTEE" means the Directors or, if the Directors so determine in accordance with SECTION 2.03 hereof, the committee of the Directors authorized to administer the Plan which includes the Compensation Committee;

          (e) "COMMON SHARES" means the common shares of the Corporation, as adjusted in accordance with the provisions of Article Seven of the Plan.

          (f) "COMPENSATION COMMITTEE" means the Compensation Committee of the Directors from time to time;

          (g) "CORPORATION" means Image Processing Systems Inc., a corporation incorporated under the Act;

          (h) "CORPORATION'S CONTRIBUTION" means the amount the Corporation credits a Participant under SECTION 3.04 hereof;

          (i) "DESIGNATED AFFILIATE" means the affiliates of the Corporation designated by the Committee for purposes of the Plan from time to time;

          (j) "DIRECTORS" means the board of directors of the Corporation from time to time;

          (k) "ELIGIBLE DIRECTORS" means the Directors or the directors of any Designated Affiliate of the Corporation from time to time;

          (l) "ELIGIBLE OFFICERS" means the officers of the Corporation or any Designated Affiliate of the Corporation;

          (m) "ELIGIBLE EMPLOYEES" means employees, excluding officers and directors including both full-time and part-time employees, of the Corporation or any Designated Affiliate of the Corporation;

          (n) "EMPLOYMENT CONTRACT" means any contract between the Corporation or any Designated Affiliate of the Corporation and any Eligible Employee relating to, or entered into in connection with, the employment of the Eligible Employee;

          (o) "FISCAL QUARTER" means any of the three-month periods ending on June 30, September 30, December 31 or March 31;

          (p) "HOLDING PERIOD" means a period as may be required by law or the TSE or any regulatory authority having jurisdiction over the securities of the Corporation;

          (q) "INSIDER" has the meaning ascribed thereto in Section 627 of the Company Manual of the TSE;

          (r) "ISSUE PRICE" means the weighted average trading price of the Common Shares on the TSE for the five consecutive trading days ending on the last trading day of the fiscal quarter in respect of which Common Shares are being issued under the Share Purchase Plan;

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                                       3.

          (s) "OPTION" means an option to purchase Common Shares granted pursuant to, or governed by, the Plan;

          (t) "OPTIONEE" means a Participant to whom an Option has been granted pursuant to the Share Option Plan;

          (u) "OPTION PERIOD" means the period of time during which the particular Option may be exercised as determined in accordance with SECTION 4.03;

          (v) "PARTICIPANT" for the Share Purchase Plan means each Eligible Employee and Eligible Officer and for the Share Option Plan and the Share Bonus Plan means each Eligible Director, Eligible Officer or Eligible Employee;

          (w) "PARTICIPANT'S CONTRIBUTION" means the amount a Participant elects to contribute to the Share Purchase Plan under SECTION 3.03(a) or (b);

          (x) "PLAN" means this share incentive plan which includes the Share Purchase Plan, the Share Option Plan and the Share Bonus Plan;

          (y) "SERVICE PROVIDER" means an employee or Insider of the Corporation or any of its subsidiaries and any other person or corporation engaged to provide ongoing management or consulting services for the Corporation or any entity controlled by the Corporation;

          (z) "SHARE BONUS PLAN" means the share bonus plan described in Article Five hereof;

          (aa) "SHARE COMPENSATION ARRANGEMENT" means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of securities of the Corporation to one or more Service Providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

          (bb) "SHARE OPTION PLAN" means the share option plan described in Article Four hereof;

          (cc) "SHARE PURCHASE PLAN" means the share purchase plan described in Article Three hereof; and

          (dd) "TSE" means The Toronto Stock Exchange.

Section 1.02   SECURITIES DEFINITIONS

               In the Plan, the terms "affiliate", "associate" and "subsidiary" shall have the meanings given to such terms in the SECURITIES ACT (Ontario).

Section 1.03   HEADINGS

               The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

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                                       4.

Section 1.04   CONTEXT, CONSTRUCTION

               Whenever the singular or masculine is used in the Plan, the same shall be construed as being the plural or feminine or neuter where the context so requires.

Section 1.05   REFERENCES TO THIS PLAN

               The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

Section 1.06   CANADIAN FUNDS

               Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

                                  ARTICLE TWO
                     PURPOSE AND ADMINISTRATION OF THE PLAN

Section 2.01   PURPOSE OF THE PLAN

               The Plan provides for the acquisition of Common Shares by Participants for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of employees and directors of the Corporation and the Designated Affiliates of the Corporation and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Common Shares by key employees and directors of the Corporation and Designated Affiliates of the Corporation, it being generally recognized that share incentive plans aid in attracting, retaining and encouraging employees and directors due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

Section 2.02   ADMINISTRATION OF THE PLAN

               The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.

Section 2.03   DELEGATION TO COMMITTEE

               All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a

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                                       5.

committee of the Directors comprised of not less than three Directors, including the Compensation Committee.

Section 2.04   RECORD KEEPING

               The Corporation shall maintain a register in which shall be recorded:

          (a)  the name and address of each Optionee;

          (b) the number of Common Shares subject to Options granted to each Optionee;

          (c)  the aggregate number of Common Shares subject to Options;

          (d)  the name and address of each Participant in the Share Purchase
               Plan;

          (e) any Participant's Contributions and the Corporation's Contributions; and

          (f) the number of Common Shares held in safekeeping for the account of a Participant.

Section 2.05   DETERMINATION OF PARTICIPANTS AND PARTICIPATION

               The Committee shall from time to time determine the Participants who may participate in the Share Purchase Plan, the Share Option Plan and the Share Bonus Plan. The Committee shall from time to time determine the number of Common Shares to be issued to any Participant under the Share Bonus Plan, the Participants to whom Options shall be granted, the number of Common Shares to be made subject to and the expiry date of each Option granted to each Participant and the other terms of each Option granted to each Participant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Committee deems appropriate and relevant.

Section 2.06   MAXIMUM NUMBER OF SHARES

          (a) Share Purchase Plan: The maximum number of Common Shares made available for the Share Purchase Plan shall be determined from time to time by the Committee but, in any case, shall not exceed 750,000 Common Shares in the aggregate.

          (b) Share Option Plan: The maximum number of Common Shares made available for the Share Option Plan shall be determined from time to time by the Committee but, in any case, shall not exceed 4,219,000 Common Shares (which shall include the 2,946,095 options outstanding as at the 31st of August 2000) in the aggregate. In addition, the aggregate number of Common Shares reserved for issuance at any time upon the exercise of Options granted to Insiders shall not exceed 10% of the total number of Common Shares then outstanding. The aggregate number of Common Shares reserved for issuance to any one person upon the exercise of Options shall not exceed 5% of the total number of Common Shares then outstanding.

          (c) Share Bonus Plan: The maximum number of Common Shares made available for the Share Bonus Plan shall be determined from time to time by the

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                                       6.

               Committee but, in any case, shall not exceed 10,849 Common Shares in the aggregate.

               In addition, the maximum number of Common Shares issuable to Insiders pursuant to the Plan and any other Share Compensation Arrangement, within a one-year period, shall not exceed 10% of the total number of Common Shares then outstanding. The maximum number of Common Shares issuable to any one Insider and such Insider's associates pursuant to the Plan and any other Share Compensation Arrangement, within a one-year period, shall not exceed 5% of the total number of Common Shares then outstanding. For purposes of this SECTION 2.06, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option or issue of Common Shares, as the case may be, excluding Common Shares issued pursuant to Share Compensation Arrangements over the preceding one-year period.

                                 ARTICLE THREE
                               SHARE PURCHASE PLAN

Section 3.01   THE SHARE PURCHASE PLAN

               A Share Purchase Plan is hereby established for Eligible Employees and Eligible Officers.

Section 3.02   PARTICIPANTS

               Participants entitled to participate in the Share Purchase Plan shall be Eligible Employees. Notwithstanding the foregoing, the Committee shall have the right, in its absolute discretion, to determine that the Share Purchase Plan does not apply to any Eligible Employee, group of Eligible Employees or Eligible Officer

Section 3.03 ELECTION TO PARTICIPATE IN SHARE PURCHASE PLAN AND PARTICIPANT'S CONTRIBUTION

          (a) Any Participant may elect to contribute money to the Share Purchase Plan in any fiscal quarter (the "PARTICIPANT'S CONTRIBUTION") if the Participant, at least 30 days prior to the end of the immediately preceding fiscal quarter, delivers to the Corporation a written direction in form and substance satisfactory to the Corporation authorizing the Corporation to deduct from the remuneration of the Participant the Participant's Contribution in equal installments.

          (b) The Participant's Contribution shall not exceed 10% (unless otherwise specified by the Committee), before deductions, of the Participant's Basic Annual Salary.

          (c) No adjustment shall be made to the Participant's Contribution until the next succeeding fiscal quarter, and then only if a new written direction in form and substance satisfactory to the Corporation shall have been delivered to the Corporation at least 30 days prior to the end of the immediately preceding fiscal quarter. The Participant's Contribution shall be held by the Corporation in trust for the purposes of the Share Purchase Plan.

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                                       7.

Section 3.04   CORPORATION'S CONTRIBUTION

               Immediately prior to the date any Common Shares are issued to a Participant in accordance with SECTION 3.06 hereof, the Corporation will credit the Participant with and thereafter hold in trust for the Participant an amount equal to the Participant's Contribution then held in trust by the Corporation (the "CORPORATION'S CONTRIBUTION").

Section 3.05   AGGREGATE CONTRIBUTION

               The Corporation shall not be required to segregate the Aggregate Contribution from its own corporate funds or to pay interest thereon.

Section 3.06   ISSUE OF SHARES

          (a) As soon as practicable following March 31, June 30, September 30 and December 31 in each calendar year the Corporation shall issue and release toeach Participant fully paid and non-assessable Common Shares equal in value to the Aggregate Contribution held in trust as of such date by the Corporation and converted into Common Shares at the applicable Issue Price. If such conversion would otherwise result in the issue for the account of a Participant of a fraction of a Common Share, the Corporation will issue only such whole Common Shares as are issuable.

          (b) The Corporation shall hold any unused balance of the Aggregate Contribution in trust for a Participant until used in accordance with the Share Purchase Plan.

Section 3.07   SAFEKEEPING AND DELIVERY OF SHARES

          (a)  All Common Shares issued by the Corporation pursuant to this
               SECTION 3.07 shall be registered in the name of the Participant pursuant to this SECTION 3.07. All Common Shares issued for the account of a Participant in accordance with SECTION 3.06 hereof shall be delivered (registered in the name of the Participant), If the Corporation receives, on behalf of a Participant in respect of any Common Shares so held:

               (i)    cash dividends;

               (ii) options or rights to purchase additional securities of the Corporation or any other corporation;

               (iii) any notice of meeting, proxy statement and proxy for any meeting of holders of Common Shares of the Corporation; or

               (iv) other or additional Common Shares or other securities (by way of dividend or otherwise);

               then the Corporation shall forward to such Participant, at his or her last address according to the register maintained under
               SECTION 2.04 hereof, any of the items listed in
               SECTION 3.07(a)(i), (ii) and (iii); and shall hold in safekeeping in accordance with this SECTION 3.07 any additional securities referred to in SECTION 3.07(a)(iv) and shall deliver such securities to the Participant with delivery of the Common Shares in respect of which such additional securities were issued.

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                                       8.

          (b) Any Common Shares held for the account of a Participant in safekeeping by the Corporation will be distributed to a Participant or the estate of the Participant, prior to the expiry of the applicable Holding Period only upon:

               (i) the date of the commencement of the Participant's retirement in accordance with the Corporation's normal retirement policy;

               (ii) the date of the commencement of the total disability of the Participant's determined in accordance with the Corporation's normal disability policy; or

               (iii)  the date of death of the Participant.

          (c) If there is a take-over bid (within the meaning of the SECURITIES ACT (Ontario)) made for all or a portion of the issued and outstanding Common Shares, then the Committee may, by resolution, make any Common Shares held in trust for a Participant immediately deliverable in order to permit such shares to be tendered to such bid. In addition, the Committee may, by resolution, permit the Corporation's Contribution to be made and Common Shares issued for the then Aggregate Contribution prior to expiry of any such take-over bid in order to permit such shares to be tendered to such bid.

Section 3.08   TERMINATION OF EMPLOYMENT

               If a Participant shall cease to be employed by the Corporation or any of its Designated Affiliates for any reason or shall receive notice from the Corporation of the termination of his or her employment, then from the date of such termination:

          (a) the Participant shall automatically cease to be entitled to participate in the Share Purchase Plan;

          (b) any portion of the Participant's Contribution then held in trust for the Participant but not yet used to purchase Common Shares shall be paid to the Participant or the estate of the Participant;

          (c) any portion of the Corporation's Contribution then held in trust for the Participant but not yet used to purchase Common Shares shall revert to the Corporation;

Section 3.09   ELECTION TO WITHDRAW FROM SHARE PURCHASE PLAN

               Any Participant may at any time elect to withdraw from the Share Purchase Plan. In order to withdraw the Participant must give at least two weeks notice to the Corporation in writing in form and substance satisfactory to the Corporation directing the Corporation to cease deducting from the Participant's remuneration the Participant's Contribution. Deductions will cease to be made commencing with the first pay date following expiry of the two-week notice. The Participant's Contribution will continue to be held in trust and administered, along with the Corporation's Contribution, in accordance with this Article Three. The issuance and delivery of Common Shares will not be accelerated by such withdrawal but will occur on the date on which such Common Shares would otherwise have been issued in accordance with SECTION 3.06 hereof and delivered to the Participant in accordance with SECTION 3.07 hereof had the Participant not elected to withdraw from the Share Purchase Plan.

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                                       9.

Section 3.10   NECESSARY APPROVALS

               The obligation of the Corporation to issue and deliver any Common Shares in accordance with the Share Purchase Plan shall be subject to any necessary approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation. If any Common Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate and any Participant's Contribution held in trust for a Participant shall be returned to the Participant without interest.

                                  ARTICLE FOUR
                                SHARE OPTION PLAN

Section 4.01   THE SHARE OPTION PLAN AND PARTICIPANTS

               A Share Option Plan is hereby established for Eligible Employees, Eligible Officers and Eligible Directors.

Section 4.02   EXERCISE PRICE

               The exercise price per Common Share for Options granted pursuant to the Share Option Plan shall be determined by the Committee at the time the Option is granted, provided that such price shall not be less than the closing price of the Common Shares on the TSE on the last trading day immediately preceding the date on which the Committee determines that the grant of the Option is to be effective or such other price as may be required or permitted by the TSE at the time that the Option is granted. In the event that the Common Shares are not listed on the TSE at the time of the grant, the Option exercise price shall not be less than the price allowed by any other stock exchange or regulatory authority having jurisdiction.

Section 4.03   TERM OF OPTION

               The Option Period for each Option shall be such period of time as shall be determined by the Committee, subject to any Employment Contract, provided that no Option Period shall exceed five years.

Section 4.04   LAPSED OPTIONS

               If Options granted under the Share Option Plan are cancelled or surrendered, without compensation or consideration by the Corporation or shall terminate or expire without being exercised in whole or in part in accordance with the terms of the Share Option Plan, new Options may be granted in respect of the number of the Common Shares not purchased under such Options.

Section 4.05   LIMIT ON OPTIONS TO BE EXERCISED FOR ELIGIBLE EMPLOYEES

               Options may be exercised by Employees (in each case to the nearest full share) during the Option Period as follows:

          (a) at any time during the Option Period in the first year thereof, the Participant may purchase up to one third of the total number of Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant);

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                                       10.

          (b) at any time during the Option Period in the second year thereof, the Participant may purchase an additional one third of the total number of Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant) plus any Common Shares not purchased in accordance with SECTION 4.05(a); and

          (c) at any time during the Option Period after the expiration of the second year thereof, the Participant may purchase any Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant) not purchased in accordance with SECTION 4.05(a) and (b);

               or at such earlier times as the Directors may approve in writing upon recommendations of the Compensation Committee having due regard to the contributions made or to be made by the Optionee to the Corporation.

Section 4.06   LIMIT ON OPTIONS TO BE EXERCISED FOR ELIGIBLE OFFICERS AND
               DIRECTORS

               Options may be exercised by Officers or Directors (in each case to the nearest full share) during the Option Period as follows:

          (a) at any time after the end of the first year thereof, the Participant may purchase up to one third of the total number of Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant);

          (b) at any time after the end of the third year thereof, the Participant may purchase an additional one third of the total number of Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant) plus any Common Shares not purchased in accordance with SECTION 4.05(a); and

          (c) at any time during the Option Period after the expiration of the second year thereof, the Participant may purchase any Common Shares set forth in his or her share option agreement (or letter notifying such Participant of his or her option grant) not purchased in accordance with SECTION 4.05(a) and SECTION 4.05(b);

               or at such earlier times as the Directors may approve in writing upon recommendations of the Compensation Committee having due regard to the contributions made or to be made by the Optionee to the Corporation.

Section 4.07   ELIGIBLE PARTICIPANTS ON EXERCISE

               An Option may be exercised by the Optionee in whole at any time, or in part from time to time, during the Option Period as specified in SECTION
4.05 hereof, provided however that, except as otherwise specifically provided in
SECTION 4.10 or SECTION 4.11 hereof, no Option may be exercised unless the Optionee at the time of exercise thereof is:

          (a) in the case of an Eligible Employee, an officer of the Corporation or a Designated Affiliate or in the employment of the Corporation or a Designated Affiliate and has been continuously an officer or so employed since the date of grant of such Option, provided however that a leave of absence with the approval of the Corporation or such Designated Affiliate shall not be considered an interruption of employment for purposes of the Plan; and

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                                       11.

          (b) in the case of an Eligible Director who is not also an Eligible Employee, a director of the Corporation or a Designated Affiliate and has been such a director continuously since the date of grant of such Option.

Section 4.08   PAYMENT OF EXERCISE PRICE

               The issue of Common Shares on exercise of any Option shall be contingent upon receipt by the Corporation of payment of the aggregate purchase price for the Common Shares in respect of which the Option has been exercised by cash or certified cheque delivered to the registered office of the Corporation together with a validly completed notice of exercise. No Optionee or legal representative, heir, legatee or distributee of any Optionee will be, or will be deemed to be, a holder of any Common Shares with respect to which such Optionee was granted an Option, unless and until certificates for such Common Shares are issued to such Optionee, or them, under the terms of the Plan. Subject to
SECTION 4.12 hereof, upon an Optionee exercising an Option and paying the Corporation the aggregate purchase price for the Common Shares in respect of which the Option has been exercised, the Corporation shall as soon as practicable cause to be issued and delivered a certificate representing the Common Shares so purchased.

Section 4.09   ACCELERATION ON TAKE-OVER BID

               If there is a take-over bid (within the meaning of the SECURITIES ACT (Ontario)) made for all or any of the issued and outstanding Common Shares, then the Committee may, by resolution, permit all Options outstanding to become immediately exercisable, notwithstanding SECTION 4.05 and SECTION 4.06 hereof, in order to permit Common Shares issuable under such Options to be tendered to such bid.

Section 4.10   EFFECT OF DEATH

               If a Participant dies while an Optionee, any Option held by such Optionee at the date of death shall become immediately exercisable notwithstanding SECTION 4.05 hereof, and shall be exercisable in whole or in part only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution for a period of twelve months after the date of death of the Optionee or prior to the expiration of the Option Period in respect of the Option, whichever is sooner, and then only to the extent that such Optionee was entitled to exercise the Option at the date of death of such Optionee.

Section 4.11   EFFECT OF TERMINATION OF EMPLOYMENT

               If a Participant shall:

          (a) cease to be a director of the Corporation and any of its Designated Affiliates (and is not or does not continue to be an Eligible Employee); or

          (b) cease to be employed by, or provide services to, or be an officer of the Corporation or any of its Designated Affiliates (and is not or does not continue to be an Eligible Director) or any corporation engaged to provide services to the Corporation or any of its Designated Affiliates, for any reason (other than death) or shall receive notice from the Corporation or any of its Designated Affiliates of the termination of his or her Employment Contract,

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                                       12.

               (collectively, "TERMINATION"), such Participant may, but only within the lesser of the Option Period and the 60 days next succeeding Termination, exercise his or her Options to the extent that such Participant was entitled to exercise such options at the date of Termination. This SECTION 4.11 is subject to any Employment Contract or any other agreement to which the Corporation or its Designated Affiliates is a party with respect to the rights of such Participant upon Termination or change in control of the Corporation.

Section 4.12   NECESSARY APPROVALS

               The obligation of the Corporation to issue and deliver any Common Shares in accordance with the Share Option Plan shall be subject to any necessary approval of the TSE or any regulatory authority having jurisdiction over the securities of the Corporation. If any Common Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate and any Option exercise price paid to the Corporation shall be returned to the Participant.

                                  ARTICLE FIVE
                                SHARE BONUS PLAN

Section 5.01   THE SHARE BONUS PLAN:

               A Share Bonus Plan is hereby established for the Participants.

Section 5.02   PARTICIPANTS:

               The Committee shall have the right to determine, in its sole and absolute discretion, to issue for no cash consideration to any Participant any number of fully paid and non-assessable Common Shares as a discretionary bonus, subject to such provisions and restrictions as the Committee may determine.

Section 5.03   NECESSARY APPROVALS:

               The obligation of the Corporation to issue and deliver any Common Shares in accordance with the Share Bonus Plan shall be subject to any necessary approvals of the TSE or any regulatory authority having jurisdiction over the securities of the Corporation. If any Common Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate.

                                  ARTICLE SIX
                      WITHHOLDING TAXES AND SECURITIES LAWS
                         OF THE UNITED STATES OF AMERICA

Section 6.01   WITHHOLDING TAXES

               The Corporation or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Option or Common Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the exercise of any Option, until such time as the Participant has paid the Corporation or any Designated Affiliate for any

                                       13.

amount which the Corporation or Designated Affiliate is required to withhold with respect to such taxes.

Section 6.02   SECURITIES LAWS OF THE UNITED STATES OF AMERICA

               Neither the Options which may be granted pursuant to the provisions of the Share Option Plan nor the Common Shares which may be acquired pursuant to the exercise of Options or participation in the Share Purchase Plan or Share Bonus Plan have been registered under the United States Securities Act of 1933, as amended (the "U.S. Act"), or under any securities law of any state of the United States of America. Accordingly, any Participant who is issued Common Shares or granted an Option in a transaction which is subject to the U.S. Act or the securities laws of any state of the United States of America may be required to represent, warrant, acknowledge and agree that:

          (a) the Participant is acquiring the Option and/or any Common Shares as principal and for the account of the Participant;

          (b) in granting the Option and/or issuing the Common Shares to the Participant, the Corporation is relying on the representations and warranties of the Participant to support the conclusion of the Corporation that the granting of the Option and/or the issue of Common Shares do not require registration under the U.S. Act or to be qualified under the securities laws of any state of the United States of America;

          (c) each certificate representing Common Shares issued may be required to have the following legends:

               "THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (C) WITH THE PRIOR WRITTEN CONSENT OF THE CORPORATION, PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

               "THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT GOOD DELIVERY OF THE COMMON SHARES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE. A CERTIFICATE WITHOUT A LEGEND MAY BE OBTAINED FROM THE REGISTRAR AND TRANSFER AGENT FOR THE COMMON SHARES OF THE CORPORATION IN CONNECTION WITH A SALE OF THE COMMON SHARES REPRESENTED HEREBY UPON DELIVERY OF THIS CERTIFICATE AND AN EXECUTED DECLARATION BY THE SELLER, IN A FORM SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT SUCH SALE IS BEING MADE IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.";

               provided that if such Common Shares are being sold outside the United States of America in compliance with the requirements of Rule 904 of Regulation S under the U.S. Act the foregoing legends may be removed by providing a written declaration by the holder to the registrar and transfer agent for the Common Shares to the following effect:

                                       14.

               "The undersigned (a) represents and warrants that the sale of the securities of Image Processing Systems Inc. (the "Corporation") to which this declaration relates is being made in compliance with Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and (b) certifies that (1) the undersigned is not an affiliate of the Corporation as that term is defined in the U.S. Securities Act, (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the undersigned and any person acting on behalf of the undersigned reasonably believe that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of The Toronto Stock Exchange and neither the undersigned nor any person acting on behalf of the undersigned knows that the transaction has been prearranged with a buyer in the United States, and (3) neither the undersigned nor any affiliate of the undersigned nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.";

          (d) other than as contemplated by SECTION 6.02(c) hereof, prior to making any disposition of any Common Shares acquired pursuant to the Plan which might be subject to the requirements of the U.S. Act, the Participant shall give written notice to the Corporation describing the manner of the proposed disposition and containing such other information as is necessary to enable counsel for the Corporation to determine whether registration under the U.S. Act or qualification under any securities laws of any state of the United States of America is required in connection with the proposed disposition and whether the proposed disposition is otherwise in compliance with such legislation and the regulations thereto;

          (e) other than as contemplated by SECTION 6.02(c) hereof, the Participant will not attempt to effect any disposition of the Common Shares owned by the Participant and acquired pursuant to the Plan or of any interest therein which might be subject to the requirements of the U.S. Act in the absence of an effective registration statement relating thereto under the U.S. Act or an opinion of counsel satisfactory in form and substance to counsel for the Corporation that such disposition would not constitute a violation of the U.S. Act and then will only dispose of such Common Shares in the manner so proposed;

          (f) the Corporation may place a notation on the records of the Corporation to the effect that none of the Common Shares acquired by the Participant pursuant to the Plan shall be transferred unless the provisions of the Plan have been complied with; and

          (g) the effect of these restrictions on the disposition of the Common Shares acquired by the Participant pursuant to the Plan is such that the Participant may not be able to sell or otherwise dispose of such Common Shares for a considerable length of time in a transaction which is subject to the provisions of the U.S. Act other than as contemplated by SECTION 6.02(c) hereof.

                                       15.

                                 ARTICLE SEVEN
                                     GENERAL

Section 7.01   EFFECTIVE TIME OF PLAN

               The Plan shall become effective upon a date to be determined by the Directors.

Section 7.02   AMENDMENT OF PLAN

               The Committee may amend or terminate the Plan at any time as determined in the absolute discretion of the Committee. However, any amendment of the Plan which would:

               (i)    alter the benefits under the Plan;

               (ii) change the number of Common Shares which may be issued under the Plan (otherwise than pursuant to SECTION 7.06 or SECTION 7.07 of the Plan); or

               (iii) modify the requirements as to the eligibility for participation in the Plan,

               shall, if the Common Shares are listed on the TSE, be pre-cleared by the TSE prior to any such amendment being implemented. Any amendment, modification or change to any provision of the Plan or any Option granted pursuant to the Plan shall be subject to necessary approvals by any stock exchange or regulatory body having jurisdiction over the securities of the Corporation.

Section 7.03   NON-ASSIGNABLE

               No rights under the Plan and no Option awarded pursuant to the provisions of the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution.

Section 7.04   RIGHTS AS A SHAREHOLDER

               No Optionee shall have any rights as a shareholder of the Corporation with respect to any Common Shares that are the subject of an Option. No Optionee shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for shareholders of the Corporation for which the record date is prior to the date of exercise of any Option.

Section 7.05   NO CONTRACT OF EMPLOYMENT

               Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or any Designated Affiliate nor interfere or be deemed to interfere in any way with any right of the Corporation or any Designated Affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause. Participation in any of the Plans by a Participant shall be voluntary.

                                       16.

Section 7.06   CONSOLIDATION, MERGER, ETC.

               If there is a consolidation, merger or statutory amalgamation or arrangement of the Corporation with or into another corporation, a separation of the business of the Corporation into two or more entities or a transfer of all or substantially all of the assets of the Corporation to another entity:

          (a) each Participant for whom Common Shares are held in safekeeping under the Share Purchase Plan shall receive on the date that Common Shares would otherwise be delivered to the Participant the securities, property or cash to which the Participant would have received upon such consolidation, merger, amalgamation, arrangement, separation or transfer if the Participant had held the Common Shares immediately prior to such event; and

          (b) upon the exercise of an Option under the Share Option Plan, the holder thereof shall be entitled to receive the securities, property or cash which the holder would have received upon such consolidation, merger, amalgamation, arrangement, separation or transfer if the holder had exercised the Option immediately prior to such event, unless the directors of the Corporation otherwise determine the basis upon which such Option shall be exercisable.

Section 7.07   ADJUSTMENT IN NUMBER OF SHARES SUBJECT TO THE PLAN

               In the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Committee in:

          (a)  the number of Common Shares available under the Plan;

          (b)  the number of Common Shares subject to any Option; and

          (c)  the exercise price of the Common Shares subject to Options.

               If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

Section 7.08   SECURITIES EXCHANGE TAKE-OVER BID

               In the event that the Corporation becomes the subject of a take-over bid (within the meaning of the SECURITIES ACT (Ontario)) pursuant to which 100% of the issued and outstanding Common Shares are acquired by the offeror, either directly or as a result of the compulsory acquisition provisions of the incorporating statute, and where consideration is paid in whole or in part in equity securities of the offeror, the Committee may, subject to the prior approval of the TSE if the Corporation is listed on the TSE at such time, send notice to all Optionees requiring them to surrender their Options within 10 days of the mailing of such notice, and the Optionees shall be deemed to have surrendered such Options on the tenth day after the mailing of such notice without further formality, provided that:

          (a) the offeror delivers with such notice an irrevocable and unconditional offer to grant replacement options to the Optionees on the equity securities offered pursuant to such take-over bid;

                                       17.

          (b) the Committee determined, in good faith, that such replacement options have substantially the same economic value as the Options being surrendered; and

          (c) the surrender of Options and the granting of replacement options can be effected on a tax free rollover basis under the INCOME TAX ACT (Canada).

Section 7.09   NO REPRESENTATION OR WARRANTY

               The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plans.

Section 7.10   NOTICE

               Any notice or written communication given pursuant to or in connection with the Plan by the Corporation to a Participant shall be in writing and shall be given by delivering the same personally or by pre-paid courier, pre-paid registered mail, telex or facsimile, addressed to the Participant to be notified at the address of such Participant recorded in the records of the Corporation or at such other address of which the Participant has given notice to the Corporation. Any such notice shall be conclusively deemed to have been given and received on the day of actual receipts by the Participant or, if given by pre-paid registered mail, on the fifth day following the mailing date (absent a general disruption of the Canadian postal service).

Section 7.11   COMPLIANCE WITH APPLICABLE LAW

               If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 7.12   INTERPRETATION

               This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.



Approved by the Shareholders September 17, 1998

Amended by the Compensation Committee December 18, 1998

Amended by the Shareholders September 16, 1999

Amended by the Board of Director April 1, 2000

Amended by the Shareholders September 14, 2000